EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
July 23, 2009	Chief Financial Officer
(800) 445-1347 ext. 8704
United Bankshares, Inc. Announces Second Quarter of 2009 Earnings
     WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the second quarter and the first half of 2009. “We are pleased with the first half of 2009 financial performance results, especially in light of the very challenging economic times,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “United continues to be well-capitalized based upon regulatory guidelines with strong earnings as evidenced by a return on average assets of nearly 1% for the first half of 2009.”
     Second quarter of 2009 earnings were $8.2 million or $0.19 per diluted share while earnings for the first half of 2009 were $37.8 million or $0.87 per diluted share. Earnings for the second quarter of 2008 were $25.1 million or $0.58 per diluted share while earnings for the first half of 2008 were $50.8 million or $1.17 per diluted share.
     Mr. Adams stated that, “While earnings are down compared to last year, United’s earnings compare very favorably to most regional banking companies. United is one of the few larger United States banking companies that hasn’t reduced or suspended dividends to its shareholders. At year-end 2008, United ranked as the 40th largest banking company in the United States based on market capitalization.”
     Results for the second quarter of 2009 included a credit loss provision of $17.6 million for three loans with fraudulent collateral made to three affiliated companies of a commercial customer that United disclosed in its first quarter 2009 Form 10-Q, an additional expense accrual of $3.6 million for a special FDIC assessment, and an other-than-temporary impairment charge of $782 thousand on an investment security. All of these expense amounts are before-taxes. Excluding these additional expenses, United’s adjusted net income would have been $21.3 million or $0.49 per diluted share for the second quarter of 2009. In addition, results for the first half of 2009 included an income tax benefit recorded in the first quarter associated with net operating loss carryforwards and a positive adjustment to income tax expense as a result of a concluded tax examination. The total income tax benefit recorded related to these two events was $11.5 million. Excluding the income tax benefit and the additional expenses mentioned above, United’s adjusted net income would have been $39.5 million or $0.91 per diluted share for the first six months of 2009.
     Tax-equivalent net interest income for the second quarter of 2009 was $65.1 million, a decrease of $1.7 million or 3% from the second quarter of 2008. This decrease in tax-equivalent net interest income was primarily attributable to a decline in average earning assets of $106.2 million or 1% for the second quarter of 2009. Average net loans grew $120.1 million or 2% for the second quarter of 2009; however, average

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investments decreased $216.4 million or 15% due mainly to maturities and calls of securities and a decline in the fair value of available for sale securities from the second quarter of 2008. In addition, the average yield on earning assets declined 75 basis points for the second quarter of 2009 as compared to the second quarter of 2008. Partially offsetting these decreases to tax-equivalent net interest income was a decrease of 76 basis points in the second quarter of 2009 average cost of funds. The net interest margin for the second quarter of 2009 was 3.67%, down 4 basis points from a net interest margin of 3.71% for the second quarter of 2008.
     Tax-equivalent net interest income for the first half of 2009 was $129.0 million, a decrease of $4.0 million or 3% from the first half of 2008. This decrease in tax-equivalent net interest income was primarily attributable to a decrease in average tax-exempt loans and securities as well as one less day for the first six months of 2009 as compared to last year’s first six months. In addition, the average yield on earning assets for the first half of 2009 declined 95 basis points as compared to the first half of 2008. Partially offsetting these decreases to net interest income was a decrease of 94 basis points in the first half of 2009 average cost of funds. Average earning assets for the first half of 2009 were virtually flat from the first half of 2008, decreasing $7.0 million or less than 1%. Average net loans grew $160.2 million or 3% for the first half of 2009 from the first half of 2008. However, average investments declined $161.3 million or 12% from the first half of 2008 due mainly to maturities and calls of securities and a decline in the fair value of available for sale securities. The net interest margin for the first half of 2009 was 3.61%, down 11 basis points from a net interest margin of 3.72% for the first half of 2008.
     On a linked-quarter basis, United’s tax-equivalent net interest income for the second quarter of 2009 increased $1.2 million or 2% from the first quarter of 2009 due mainly to an 18 basis point decline in the average cost of funds and one more day in the quarter. Partially offsetting these increases to net interest income was a decrease of 7 basis points in the second quarter of 2009 average yield on earning assets. In addition, average earning assets decreased $128.1 million or 2% for the quarter as average investments declined $88.7 million or 7%. Average net loans were relatively flat from the first quarter of 2009, decreasing $39.0 million or less than 1%. The net interest margin of 3.67% for the second quarter of 2009 was an increase of 11 basis points from the net interest margin of 3.56% for the first quarter of 2009.
     For the quarters ended June 30, 2009 and 2008, the provision for credit losses was $23.3 million and $4.4 million, respectively, while the provision for the first six months of 2009 was $31.3 million as compared to $6.5 million for 2008. The increase in the provision for credit losses for 2009 was due mainly to the previously mentioned provision of $17.6 million for loans with fraudulent collateral made to three affiliated companies of a commercial customer as well as increases in nonperforming assets, loan charge-offs and inherent risk factors as a result of the current economic environment. Net charge-offs were $21.4 million and $28.3 million for the second quarter and first half of 2009, respectively, as compared to $4.2 million and $6.0 million for the second quarter and first half of 2008. Net charge-offs for the second quarter and first half of 2009 included the $17.6 million for the loans with fraudulent collateral. Annualized net charge-offs as a percentage of average loans were 1.44% and 0.96% for the second quarter and first half of 2009, respectively. Adjusting for the impact of the $17.6 million loss from net charge-offs and average loans, the annualized net charge-offs as a percentage of average loans ratio would have been 0.26% and 0.36% for the second quarter and first half of 2009, respectively. United’s most recently reported peer group banking companies’ (bank holding companies with total assets between $5 and $10 billion) net charge-offs to average loans percentage was 0.94% for the first quarter of 2009. On a linked-quarter basis, United’s provision for credit losses and net charge-offs increased

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$15.2 million and $14.5 million, respectively, from the first quarter of 2009 due to the provision and charge-offs related to the loans with fraudulent collateral.
     Noninterest income for the second quarter of 2009 was $17.9 million, which was a decrease of $1.3 million from the second quarter of 2008. Included in noninterest income for the second quarter of 2009 was a noncash before-tax other-than-temporary impairment charge of $782 thousand on an investment security carried at cost. Excluding the results of other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have been flat, decreasing $84 thousand or less than 1%. This slight decrease for the second quarter of 2009 resulted primarily from a decrease of $1.1 million in revenue from trust and brokerage services due mainly to a decrease in the value of the trust assets under management. In addition, fees from bankcard services declined $676 thousand due mainly to a lower volume of spending by consumers as a result of the current economic conditions. Partially offsetting these declines was an increase of $1.2 million in income from derivatives not in hedge relationships due to a change in the fair value. A similar amount of expense related to the change in the fair value of other derivative financial instruments is included in other expense in the income statement. In addition, income from bank-owned life insurance policies increased $328 thousand due to an increase in the cash surrender value and fees from deposit services increased $253 thousand due mainly to the High Performance Checking program.
     Noninterest income for the first half of 2009 was $33.2 million, which was a decrease of $4.6 million from the first half of 2008. As previously mentioned, included in noninterest income for the first half of 2009 was a noncash before-tax other-than-temporary impairment charge of $782 thousand on an investment security. Included in noninterest income for the first half of 2008 was a $917 thousand before-tax gain related to Visa’s initial public offering and the partial redemption of Visa shares held by United. Excluding the results of security transactions (which includes impairment charges and the partial redemption of the Visa shares), noninterest income for the first half of 2009 would have decreased $2.4 million or 7% from the first half of 2008. This decrease resulted primarily from declines of $1.4 million in revenue from trust and brokerage services due mainly to a decrease in the value of the trust assets under management, $1.3 million in fees from bankcard services due mainly to a lower volume of spending by consumers as a result of the current economic conditions and $1.1 million in income from bank-owned life insurance policies due to a decrease in the cash surrender value. Partially offsetting these declines was an increase of $959 thousand in income from derivatives not in hedge relationships due to a change in the fair value. A similar amount of expense related to the change in the fair value of other derivative financial instruments is included in other expense in the income statement. In addition, fees from deposit services increased $473 thousand due mainly to the High Performance Checking program.
     On a linked-quarter basis, noninterest income for the second quarter of 2009 increased $2.5 million from the first quarter of 2009. Included in the results for the second quarter of 2009 was the other-than-temporary impairment charge of $782 thousand. Excluding the results of security transactions, noninterest income would have increased $3.8 million or 25% on a linked-quarter basis due primarily to an increase in income from bank-owned life insurance policies of $1.4 million as a result of an increase in the cash surrender value and an increase in income from derivatives not in hedge relationships of $1.6 million due to a change in fair value. In addition, fees from deposit services increased $952 thousand due mainly to the High Performance Checking program.

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     Noninterest expense for the second quarter of 2009 was $45.7 million, an increase of $4.2 million or 10% from the second quarter of 2008. Included in noninterest expense for the second quarter of 2009 was an additional expense accrual of $3.6 million for a special FDIC assessment. Expense from derivatives not in hedge relationships increased $1.2 million due to a change in fair value. Employee benefits expense increased $1.3 million or 39% due to a $1.5 million increase in expense associated with United’s employee pension plan. Employee compensation declined $783 thousand or 5% due to less commission and incentives expense. Bankcard processing expense declined $629 thousand due to a decline in the volume of customer spending.
     Noninterest expense for the first half of 2009 was $87.5 million, an increase of $4.7 million or 6% from the first half of 2008. Included in noninterest expense for the first half of 2009 was the previously mentioned additional expense accrual of $3.6 million for a special FDIC assessment. Employee benefits expense increased $2.6 million or 38% due to a $3.0 million increase in pension expense. In addition, expense from derivatives not in hedge relationships increased $959 thousand due to a change in their fair value and equipment expense including other real estate owned (OREO) increased $738 thousand due mainly to increased losses from a decline in fair values of OREO properties. Employee compensation declined $1.3 million or 4% due to less commission and incentives expense. Bankcard processing expense declined $1.2 million due to a decrease in volume.
     On a linked-quarter basis, noninterest expense for the second quarter of 2009 increased $3.9 million due mainly to the $3.6 million additional expense accrual for a special FDIC assessment. In addition, expense from derivatives not in hedge relationships increased $1.6 million due to a change in fair value. Employee compensation and employee benefits expense decreased $196 thousand or 1% and $155 thousand or 3% due to a slight decline in employees. Equipment expense declined $510 thousand or 18% due mainly to lower OREO losses and net occupancy expense declined $398 thousand or 9% due to a decline in utilities expense.
     Income taxes for the second quarter of 2009 were $3.0 million as compared to $11.4 million for the second quarter of 2008. For the quarters ended June 30, 2009 and 2008, United’s effective tax rates were 26.59% and 31.12%, respectively. For the first six months of 2009, United had an income tax benefit of $214 thousand as compared to income tax expense of $23.1 million for the first half of 2008. During the first quarter of 2009, United recorded a benefit associated with net operating loss carryforwards and a positive adjustment to income tax expense as a result of a concluded tax examination. The total income tax benefit recorded in the first quarter of 2009 related to these two events was $11.5 million. Excluding the tax expense reduction, income taxes for the first half of 2009 would have been $11.3 million or an effective tax rate of 30.05% as compared to 31.23% for the first half of 2008.
     At June 30, 2009, nonperforming loans were $60.5 million or 1.03% of loans, net of unearned income, relatively stable from nonperforming loans of $60.6 million or 1.01% of loans, net of unearned income at March 31, 2009 and up from nonperforming loans of $54.2 million or 0.90% of loans, net of unearned income at December 31, 2008. The increase in nonperforming loans since year-end 2008 is indicative of the current economic conditions. High unemployment levels and economic fears have impacted the performance of both consumer and commercial portfolios. The loss potential on these loans has been properly evaluated and allocated within the company’s allowance for loan losses. As of June 30, 2009, the allowances for loan losses

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and lending-related commitments totaled $66.5 million or 1.13% of loans, net of unearned income, as compared to $63.6 million or 1.06% of loans, net of unearned income at December 31, 2008. The coverage ratio of the allowances for loan losses and lending-related commitments to nonperforming loans was 110.1% and 117.4% at June 30, 2009 and December 31, 2008, respectively. Total nonperforming assets of $102.7 million, including OREO of $42.2 million at June 30, 2009, represented 1.31% of total assets which compares favorably to the most recently reported percentage of 1.68% at March 31, 2009 for United’s peer group.
     During the second quarter of 2009, United’s Board of Directors declared a cash dividend of $0.29 per share. The annualized 2009 dividend of $1.16 equates to a yield over 6% based on recent UBSI market prices.
     United Bankshares, with $7.8 billion in assets, presently has 114 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”
Use of Non-GAAP Financial Measures
     This press release includes certain non-GAAP financial measures in addition to results presented in accordance with GAAP for the second quarter and first six months of 2009. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position. In particular, GAAP results for the second quarter of 2009 are adjusted for a credit loss provision for loans with fraudulent collateral made to three affiliated companies of a commercial customer, an additional expense accrual for a special FDIC assessment and an other-than-temporary impairment charge on an investment security. GAAP results for the first six months of 2009 are also adjusted for an income tax benefit recorded in the first quarter associated with net operating loss carryforwards and a positive adjustment to income tax expense as a result of a concluded tax examination. Based on the facts known at this time, management believes these items are not indicative of United’s ongoing operations and performance trends. Management also believes this presentation facilitates comparisons with the performance of others in the financial services industry. The following table reconciles these items to net income and diluted earnings per share reported in accordance with GAAP:

	Three Months Ended		Six Months Ended
	June 30, 2009		June 30, 2009
(In Thousands Except for Per Share Data)	Amount	EPS	Amount	EPS
Net income (GAAP)	$8,156	$0.19	$37,789	$0.87
Provision for credit loss for loans with fraudulent collateral, net of tax	10,530	0.24	10,530	0.24
Special FDIC assessment, net of tax	2,175	0.05	2,175	0.05
Other-than-temporary impairment charge on a security, net of tax	469	0.01	469	0.01
Income tax benefit associated with net operating loss carryforwards and a positive adjustment to income tax expense as a result of a concluded tax examination	—	—	(11,506)	(0.26)

Adjusted net income (non-GAAP)	$21,330	$0.49	$39,457	$0.91

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     In addition, net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35% and interest income on state nontaxable loans and investment securities using the statutory state income tax rate of 8.75%. A reconciliation of the difference between net interest income and tax-equivalent net interest income can be found in the Consolidated Statements of Income presented in financial information tables in this press release.
Forward-Looking Statements
     This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2009	2008	2009	2008
EARNINGS SUMMARY:
Interest income, taxable equivalent	$95,434	$110,057	$193,103	$227,563
Interest expense	30,323	43,267	64,111	94,535
Net interest income, taxable equivalent	65,111	66,790	128,992	133,028
Taxable equivalent adjustment	2,902	3,638	5,866	7,598
Net interest income	62,209	63,152	123,126	125,430
Provision for credit losses	23,251	4,351	31,279	6,451
Noninterest income	17,850	19,183	33,240	37,793
Noninterest expenses	45,698	41,477	87,512	82,835
Income taxes	2,954	11,360	(214)	23,094
Net income	$8,156	$25,147	$37,789	$50,843

PER COMMON SHARE:
Net income:
Basic	$0.19	$0.58	$0.87	$1.18
Diluted	0.19	0.58	0.87	1.17
Cash dividends	$0.29	$0.29	0.58	0.58
Book value			17.42	17.86
Closing market price			$19.54	$22.95
Common shares outstanding:
Actual at period end, net of treasury shares			43,412,424	43,270,277
Weighted average-basic	43,396,901	43,264,809	43,402,034	43,255,830
Weighted average-diluted	43,463,108	43,419,616	43,464,674	43,419,276

FINANCIAL RATIOS:
Return on average assets	0.41%	1.27%	0.96%	1.29%
Return on average shareholders’ equity	4.27%	12.90%	10.07%	13.12%
Average equity to average assets	9.70%	9.82%	9.51%	9.80%
Net interest margin	3.67%	3.71%	3.61%	3.72%

	June 30	June 30	December 31	March 31
	2009	2008	2008	2009
PERIOD END BALANCES:
Assets	$7,847,516	$8,048,472	$8,102,091	$7,984,717
Earning assets	7,011,338	7,227,167	7,267,990	7,170,052
Loans, net of unearned income	5,890,156	5,845,984	6,014,155	5,977,596
Loans held for sale	12,191	4,199	868	1,417
Investment securities	1,138,225	1,396,888	1,291,822	1,224,781
Total deposits	5,735,910	5,472,979	5,647,954	5,662,680
Shareholders’ equity	756,383	772,864	736,712	756,986